Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
XPO LOGISTICS, INC.
AND
RXO, INC.
DATED AS OF [●], 2022

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
ARTICLE II THE SEPARATION		15
2.1	Transfer of Assets and Assumption of Liabilities	15
2.2	SpinCo Assets; Parent Assets	17
2.3	SpinCo Liabilities; Parent Liabilities	20
2.4	Approvals and Notifications	22
2.5	Novation of Liabilities	25
2.6	Release of Guarantees	26
2.7	Termination of Agreements	27
2.8	Treatment of Shared Contracts	28
2.9	Bank Accounts; Cash Balances	29
2.10	Ancillary Agreements	31
2.11	Disclaimer of Representations and Warranties	31
2.12	SpinCo Financing Arrangements; SpinCo Debt Incurrence	31
2.13	Financial Information Certifications	32
ARTICLE III THE DISTRIBUTION		32
3.1	Sole and Absolute Discretion; Cooperation	32
3.2	Actions Prior to the Distribution	33
3.3	Conditions to the Distribution	34
3.4	The Distribution	36
ARTICLE IV MUTUAL RELEASES; INDEMNIFICATION		37
4.1	Release of Pre-Distribution Claims	37
4.2	Indemnification by SpinCo	39
4.3	Indemnification by Parent	40
4.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	41
4.5	Procedures for Indemnification of Third-Party Claims	42
4.6	Additional Matters	43
4.7	Right of Contribution	45
4.8	Covenant Not to Sue	45
4.9	Remedies Cumulative	46
4.10	Survival of Indemnities	46
ARTICLE V CERTAIN OTHER MATTERS		46
5.1	Insurance Matters	46
5.2	Late Payments	49
i

5.3	Inducement	49
5.4	Use of Parent Names	50
5.5	Non-Competition	51
ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		52
6.1	Agreement for Exchange of Information	52
6.2	Ownership of Information	53
6.3	Compensation for Providing Information	53
6.4	Record Retention	53
6.5	Limitations of Liability	54
6.6	Other Agreements Providing for Exchange of Information	54
6.7	Production of Witnesses; Records; Cooperation	54
6.8	Privileged Matters	55
6.9	Confidentiality	58
6.10	Conflicts Waiver	59
ARTICLE VII DISPUTE RESOLUTION		60
7.1	Good Faith Officer Negotiation	60
7.2	CEO Negotiation	60
7.3	Arbitration	61
7.4	Emergency Relief	62
7.5	Conduct During Dispute Resolution Process	62
7.6	Dispute Resolution Coordination	63
ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		63
8.1	Further Assurances	63
ARTICLE IX TERMINATION		64
9.1	Termination	64
9.2	Effect of Termination	64
ARTICLE X MISCELLANEOUS		64
10.1	Counterparts; Entire Agreement; Corporate Power	64
10.2	Governing Law	65
10.3	Assignability	65
10.4	Third Party Beneficiaries	66
10.5	Notices	66
10.6	Severability	67
10.7	Force Majeure	68
10.8	No Set-Off	68
10.9	Expenses	68

10.10	Headings	68
10.11	Survival of Covenants	68
10.12	Waivers of Default	68
10.13	Specific Performance	69
10.14	Amendments	69
10.15	Interpretation	69
10.16	Limitations of Liability	70
10.17	Performance	70
10.18	Mutual Drafting	70
10.19	Ancillary Agreements	70

SCHEDULES

Schedule 1.1	Additional Ancillary Agreements
Schedule 1.2	SpinCo Contracts
Schedule 1.3	SpinCo Intellectual Property
Schedule 1.4	SpinCo Names
Schedule 1.5(a)	SpinCo Real Property (Owned)
Schedule 1.5(b)	SpinCo Real Property (Leases)
Schedule 1.6	SpinCo Software
Schedule 1.7	Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(xiii)	SpinCo Assets
Schedule 2.2(b)(iii)	Parent Intellectual Property
Schedule 2.2(b)(iv)	Parent Technology and Software
Schedule 2.2(b)(ix)	Parent Assets
Schedule 2.3(a)(vii)	SpinCo Liabilities
Schedule 2.3(b)(i)	Parent Liabilities
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 2.8	Shared Contracts
Schedule 2.12	SpinCo Financing Arrangements
Schedule 4.3(e)	Specified Parent Information
Schedule 5.1	Available Parent Policies
Schedule 10.9	Allocation of Certain Costs and Expenses
EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of RXO, Inc.
Exhibit B	Amended and Restated Bylaws of RXO, Inc.

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [●], 2022 (this “Agreement”), is by and between XPO Logistics, Inc., a Delaware corporation (“Parent”), and RXO, Inc., a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of at least 80.1% of the outstanding SpinCo Shares (the “Distribution”);
WHEREAS, following the Distribution, Parent may retain up to 19.9% of the outstanding SpinCo Shares (the “Retained Stock”) and will, prior to the 12-month anniversary of the Distribution, effect one or more exchanges of the Retained Stock for Parent debt held by Parent creditors in one or more Debt-for-Equity Exchanges, or distributions of the Retained Stock to holders of Parent Shares as dividends in a Clean-Up Spin or in exchange for outstanding shares of Parent Shares in a Clean-Up Split, in each case, in accordance with the terms of this Agreement (a “Subsequent Disposition”);
WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;
WHEREAS, for U.S. federal income tax purposes, (i) the Contribution and the Distribution and any Clean-Up Spin or Clean-Up Split, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, (ii) any Debt-for-Equity Exchange is intended to qualify as a distribution in connection with, and in pursuance of the plan of, the Contribution and the Distribution that is generally tax-free for U.S. federal income tax purposes under Section 361(c), (iii) the other Separation Transactions are intended to qualify for the applicable intended tax treatment set forth in a Tax Opinion, as applicable, and (iv) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to the transactions referred to in clauses (i) and (ii) and the applicable transactions referred to in clause (iii);
WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning SpinCo, the Separation and the Distribution;

WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, SpinCo and the members of their respective Groups following the Distribution; and
WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
For the purpose of this Agreement, the following terms shall have the following meanings:
“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Adversarial Action” shall have the meaning set forth in Section 6.7(a).
“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.
“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but only agreements as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including, but not limited to, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property License Agreement, the Transfer Documents and the agreements set forth on Schedule 1.1.
“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.
“Arbitration Request” shall have the meaning set forth in Section 7.3(a).
“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
“Available Parent Policies” shall mean the Policies of Parent as in effect as of the Distribution Date and listed on Schedule 5.1.
“Benefit Plan” shall have the meaning set forth in the Employee Matters Agreement.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York.
“CEO Negotiation Request” shall have the meaning set forth in Section 7.2.
“Cash Transfer” shall have the meaning set forth in Section 2.12(a).
“Clean-Up Spin” shall have the meaning set forth in the Tax Matters Agreement.
“Clean-Up Split” shall have the meaning set forth in the Tax Matters Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidential Information” shall have the meaning set forth in Section 6.9(a).
“Contribution” shall have the meaning set forth in the Tax Matters Agreement.

“Customer Information” shall mean, with respect to any business, all information to the extent relating to customers of such business, including names, addresses and transaction data (including merchandise or service purchased, purchase price paid, purchase location (such as particular branch or online), date and time of day of purchase, adjustments and related information and means of payment).
“Debt-for-Equity Exchange” shall have the meaning set forth in the Tax Matters Agreement.
“Delayed Parent Asset” shall have the meaning set forth in Section 2.4(h).
“Delayed Parent Liability” shall have the meaning set forth in Section 2.4(h).
“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.4(c).
“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.4(c).
“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.
“Dispute” shall have the meaning set forth in Section 7.1.
“Distribution” shall have the meaning set forth in the Recitals.
“Distribution Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.
“Distribution Date” shall mean [●] Eastern Time on [●], 2022, which is the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.
“Distribution Ratio” shall mean a number equal to [●] ([●]).
“e-mail” shall have the meaning set forth in Section 10.5.
“Effective Time” shall mean [●], New York City time, on the Distribution Date.
“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.
“Environmental Liabilities” shall mean all Liabilities to the extent relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.
“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.
“Former Parent Group Employee” shall have the meaning set forth in the Employee Matters Agreement.
“Former SpinCo Group Employee” shall have the meaning set forth in the Employee Matters Agreement.
“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any territory, state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions, or any executive official thereof.
“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.
“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.
“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).
“Indemnitee” shall have the meaning set forth in Section 4.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).
“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, Customer Information, cost information, sales and pricing data, customer prospect lists, supplier records and vendor data, correspondence and lists, product literature, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Intellectual Property Rights.
“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.
“Information Technology” means the computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communications lines and hardware), network and telecommunications systems hardware and other information technology equipment, and all associated documentation.

“Insurance Proceeds” shall mean those monies:
(a)received by an insured from an insurance carrier; or
(b)paid by an insurance carrier on behalf of the insured;
in any such case net of (i) applicable premium adjustments (including reserves and retrospectively rated premium adjustments), (ii) any costs or expenses incurred in the collection thereof and (iii) any reimbursement obligations under “fronted” or similar insurance policies; provided that in each case Insurance Proceeds shall not include any monies received or paid from an insurance carrier that is Parent or SpinCo or an Affiliate of either Parent or SpinCo.
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and including any applications or registrations for any of the foregoing (“Patents”); (b) trademarks, service marks, slogans, trade dress, trade names, logos, and other designations of origin, and including any applications or registrations for any of the foregoing (“Marks”); (c) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, and including any applications or registrations for any of the foregoing (“Internet Properties”); (d) copyrights, any other equivalent rights in works of authorship or copyrightable subject matter (including rights in software as a work of authorship) and any other related rights of authors, and including any applications or registrations for any of the foregoing (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.
“Intellectual Property License Agreement” shall mean the Intellectual Property License Agreement to be entered into by and between Parent and OpCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“IRS” shall mean the U.S. Internal Revenue Service.
“JAMS Expedited Rules” has the meaning set forth in Section 7.3.
“Known Counsel” has the meaning set forth in Section 6.10.
“Law” shall mean any national, supranational, federal, state, territorial, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediations, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Linked” shall have the meaning set forth in Section 2.9(a).
“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“NYSE” shall mean the New York Stock Exchange.
“Officer Negotiation Request” shall have the meaning set forth in Section 7.1.
“Parent” shall have the meaning set forth in the Preamble.
“Parent Accounts” shall have the meaning set forth in Section 2.9(a).
“Parent Assets” shall have the meaning set forth in Section 2.2(b).
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business.
“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).
“Parent Group Employee” shall have the meaning set forth in the Employee Matters Agreement.
“Parent Indemnitees” shall have the meaning set forth in Section 4.2.

“Parent Intellectual Property” shall have the meaning set out in Section 2.2(b)(iii).
“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).
“Parent Names” means the names, Marks or logos of Parent or any of its Affiliates at any time prior to the Effective Time, or any variations or derivatives thereof, either alone or in combination with other words and any names, Marks or logos confusingly similar to or embodying any of the foregoing, in each case other than the SpinCo Names. For the avoidance of doubt and notwithstanding anything herein to the contrary, the “XPO” name, Mark and logo, including any variations or derivatives thereof, either alone or in combination with other words, shall be part of the Parent Names.
“Parent Policies” shall mean the Policies of Parent or any other member of the Parent Group in place immediately or at any time prior to the Effective Time.
“Parent Shares” shall mean the shares of common stock, par value $0.001 per share, of Parent.
“Parties” shall mean the parties to this Agreement.
“Permits” shall mean any permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Plan of Reorganization” shall mean the plan and structure set forth on Schedule 2.1(a).
“Policies” shall mean insurance policies and programs, reinsurance policies and insurance contracts of any kind, including property, cargo, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology, professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.
“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate by Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.
“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Prohibited Business” shall mean (i) with respect to any member of the Parent Group, the SpinCo Business (excluding any services that are ancillary to the core Parent Business (including any natural extensions thereof)) as conducted as of the Effective Time; and (ii) with respect to any member of the SpinCo Group, the Parent Business (excluding any services that are ancillary to the core SpinCo Business (including any natural extensions thereof)) as conducted as of the Effective Time.
“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.
“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.
“Record Date” shall mean such date as is determined by the Parent Board in its sole and absolute discretion as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.
“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.
“Registered IP” shall mean all United States, international or foreign (a) Patents and Patent applications; (b) registered Marks and applications to register Marks; (c) registered Copyrights and applications for Copyright registration; and (d) registered Internet Properties.
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Separation” shall have the meaning set forth in the Recitals.
“Separation Transactions” means the Contribution, the Distribution and the other transactions contemplated by this Agreement and the Plan of Reorganization.
“Shared Contract” means each Contract of any member of either Group with a Third Party, that relates in any material respect to both the SpinCo Business and the Parent Business, in each case that is set forth on Schedule 2.8.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.
“SpinCo” shall have the meaning set forth in the Preamble.
“SpinCo Accounts” shall have the meaning set forth in Section 2.9(a).
“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).
“SpinCo Balance Sheet” shall mean the pro forma combined balance sheet of the SpinCo Business, including any notes and subledgers thereto, as of [●], 2022, as presented in the Information Statement made available to the Record Holders.
“SpinCo Business” shall mean the tech-enabled truck brokerage business, as well as the services for managed transportation, last mile logistics and global forwarding, of Parent and its relevant Subsidiaries, as such businesses and services were conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries, and as described in the Form 10. For the avoidance of doubt, the SpinCo Business shall include only the business and operations described in the immediately prior sentence, and shall not include any other businesses or operations of Parent or any of its Subsidiaries.
“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.
“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.
“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Distribution (provided, that SpinCo Contracts shall not include any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement), including rights to recover any amounts under such contracts and agreements:
(i)any customer, distribution, supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time exclusively related to the SpinCo Business;

(ii)any license agreement entered into prior to the Effective Time exclusively related to the SpinCo Business;
(iii)any proprietary information and inventions agreement or similar agreement assigning or licensing Intellectual Property Rights with any SpinCo Group Employee, Former SpinCo Group Employee, Parent Group Employee, Former Parent Group Employee, current or former consultant of the SpinCo Group or current or former consultant of the Parent Group, in each case entered into prior to the Effective Time that is exclusively related to the SpinCo Business;
(iv)any contract or agreement that is entered into pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;
(v)any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the SpinCo Business;
(vi)any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any member of the SpinCo Group in connection with the Separation, including any SpinCo Financing Arrangements;
(vii)any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group, in each case so long as primarily related to the SpinCo Business;
(viii)any other contract or agreement not otherwise set forth herein and exclusively related to the SpinCo Business or SpinCo Assets;
(ix)any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Group Employee or consultants of the SpinCo Group that are in effect as of the Effective Time;
(x)the SpinCo Leases; and
(xi)any contracts, agreements or settlements set forth on Schedule 1.2.
“SpinCo Debt” shall have the meeting set forth in Section 2.12(a).
“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the SpinCo Group as of immediately prior to the Effective Time.
“SpinCo Financing Arrangements” shall have the meaning set forth in Section 2.12(a).

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.
“SpinCo Group Employee” shall have the meaning set forth in the Employee Matters Agreement.
“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.
“SpinCo Intellectual Property” shall mean (a) all Intellectual Property Rights (other than Registered IP) owned by either Party or any member of its Group as of the Effective Time and exclusively used or exclusively held for use in the SpinCo Business, (b) any Registered IP set forth on Schedule 1.3, and (c) any other Intellectual Property Rights set forth on Schedule 1.3.
“SpinCo IT” shall mean all Information Technology owned by either Party or any member of its Group as of the Effective Time exclusively used or exclusively held for use in the SpinCo Business; provided that SpinCo IT does not include any Software licensed from a third party.
“SpinCo Leases” shall have the meaning set forth in the definition of SpinCo Real Property.
“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).
“SpinCo Names” means the names, Marks or logos set forth on Schedule 1.4, or any variations or derivatives thereof, either alone or in combination with other words and any names, Marks or logos confusingly similar to or embodying any of the foregoing, in each case other than the Parent Names.
“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or held for use in the SpinCo Business as of the Effective Time.
“SpinCo Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of immediately prior to the Effective Time that is listed or described on Schedule 1.5(a), (b) the Real Property Leases to which either Party or member of its Group is party as of immediately prior to the Effective Time that are set forth on Schedule 1.5(b) (“SpinCo Leases”) and (c) all recorded Real Property notices, easements and obligations with respect to the Real Property and/or Real Property Leases described in clauses (a) and (b) of this paragraph.
“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“SpinCo Technology” shall mean (a) the copies of Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group, to the extent that such Technology is used or held for use in the SpinCo Business as of the Effective Time and capable of being copied (for example, documentation), including the Software set forth on Schedule 1.6 and (b) any Technology that constitutes know-how or knowledge of SpinCo Group Employees, to the extent related to the SpinCo Business, but in each case excluding the Technology and the Software set forth on Schedule 2.2(b)(iv) and Information Technology. For purposes of clarity, SpinCo Technology does not include any Intellectual Property Rights.
“Statement” shall have the meaning set forth in Section 2.9(g).
“Straddle Period” shall have the meaning set forth in Section 2.13.
“Subsequent Disposition” has the meaning set forth in the Recitals.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tangible Information” shall mean copies of information that is contained in written, electronic or other tangible forms.
“Target Cash Amount” shall mean [●] ($[●]) U.S. dollars.
“Tax” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Technology” shall mean embodiments of Intellectual Property Rights, including blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided that Technology shall not include personal property and books and records or any Intellectual Property Rights.
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).
“Third-Party Proceeds” shall have the meaning set forth in Section 4.4(a).
“Transferred Entities” shall mean the entities set forth on Schedule 1.7.
“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Unreleased Parent Liability” shall have the meaning set forth in Section 2.5(b)(ii).
“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.5(a)(ii).
ARTICLE II
THE SEPARATION
2.1Transfer of Assets and Assumption of Liabilities.
(a)On or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the Plan of Reorganization:
(i)Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);
(ii)Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo Liabilities in accordance with their respective terms (it being understood that if any SpinCo Liabilities shall be Liabilities of a Transferred Entity, such SpinCo Liabilities shall be deemed assumed by SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee). SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(iii)Transfer and Assignment of Parent Assets. Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee; and
(iv)Acceptance and Assumption of Parent Liabilities. Parent and certain members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by SpinCo or any SpinCo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(b)Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without modifying the provisions of Section 2.11, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim or special warranty deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment, and take such other corporate actions, in each case, as and to the extent Parent determines are necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption, and take such other corporate actions, in each case, as and to the extent Parent determines are necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”
(c)Misallocations. In the event that at any time or from time to time during the 24 months following the Effective Time, one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall use reasonable best efforts to promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset; provided that, cash and cash equivalents received prior to the Effective Time shall not be subject to the requirements of this sentence. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time during the 24 months following the Effective Time, one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume or be liable for any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall use reasonable best efforts to promptly assume, or cause to be assumed, such Liability and agree to faithfully perform or discharge such Liability in accordance with this Agreement. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.1(c) shall be treated by the Parties for all purposes of this Agreement as if it had occurred immediately prior to the Distribution (or such earlier effective date as provided in any Transfer Document), except as otherwise required by applicable Law or a Final Determination.
(d)Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under applicable Law, Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.
(e)Electronic Transfer. All transferred SpinCo Assets and Parent Assets, including transferred Technology, that can be delivered by electronic transmission will be so delivered or made available to SpinCo, Parent or their respective designees (as applicable), in an electronic form to be reasonably determined by the Parties.
2.2SpinCo Assets; Parent Assets.
(a)SpinCo Assets. For the purposes of this Agreement, “SpinCo Assets” shall mean:
(i)all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time [and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 2.2(a)(i)];
(ii)except as otherwise contemplated or set forth in this Section 2.2(a), all Assets of either Party or any members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);
(iii)except as otherwise contemplated or set forth in this Section 2.2(a), all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii) and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);
(iv)all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group;
(v)all SpinCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(vi)the SpinCo Intellectual Property as of the Effective Time, including any goodwill appurtenant to any Marks included in the SpinCo Intellectual Property and the right to any damages for the infringement of the SpinCo Intellectual Property following the Effective Time;
(vii)the SpinCo IT and SpinCo Technology as of the Effective Time;
(viii)all SpinCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(ix)all cash and cash equivalents of SpinCo or any of the members of its Group as of the Effective Time (after giving effect to the Cash Transfer) in an amount equal to the Target Cash Amount;
(x)all SpinCo Real Property as of the Effective Time;
(xi)all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively related to the SpinCo Business;
(xii)all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information exclusively related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information to the extent related to, but not exclusively related to, the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities; and
(xiii)any and all Assets set forth on Schedule 2.2(a)(xiii).
Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (vii) of Section 2.2(b).
(b)Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that, notwithstanding anything herein to the contrary, the Parent Assets shall include:
(i)all Assets that are expressly provided or contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;
(ii)all contracts and agreements of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Contracts);
(iii)(x) the Intellectual Property Rights set forth on Schedule 2.2(b)(iii), and (y) all Intellectual Property Rights of either Party or any of the members of its Group as of the Effective Time (other than, in the case of this clause (y), the SpinCo Intellectual Property) (collectively, the “Parent Intellectual Property”);
(iv)(x) the Technology set forth on Schedule 2.2(b)(iv), and (y) all Technology of either Party or any of the members of its Group as of the Effective Time, including duplicates of all SpinCo Technology, other than, in the case of this clause (y), the copies of such Technology that are SpinCo Technology;
(v)all Information Technology of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo IT);

(vi)all Permits of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Permits);
(vii)all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time (including cash in respect of the Cash Transfer) (other than cash and cash equivalents of SpinCo or any other member of the SpinCo Group as of the Effective Time in an aggregate amount equal to the Target Cash Amount);
(viii)all Real Property of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Real Property); and
(ix)any and all Assets set forth on Schedule 2.2(b)(ix).
2.3SpinCo Liabilities; Parent Liabilities.
(a)SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:
(i)all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (i);
(ii)all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii) and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii);
(iii)all Liabilities, including any Environmental Liabilities, to the extent relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;
(iv)all Liabilities, including any Environmental Liabilities, to the extent relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing at or after the Effective Time, in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;
(v)any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed or retained by, or allocated to, SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;
(vi)all Liabilities to the extent relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Intellectual Property, the SpinCo Technology, the SpinCo Permits, the SpinCo Real Property or the SpinCo Financing Arrangements;
(vii)any and all Liabilities set forth on Schedule 2.3(a)(vii); and
(viii)all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets or the other business, operations, activities or Liabilities of SpinCo referred to in clauses (i) through (vii) above.
(b)Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean:
(i)all Liabilities to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the SpinCo Group, in each case that are not SpinCo Liabilities, including any and all Liabilities set forth on Schedule 2.3(b)(i);
(ii)all Liabilities to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing at or after the Effective Time of any member of the Parent Group, in each case that are not SpinCo Liabilities; and
(iii)all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets, in each case that are not SpinCo Liabilities.
2.4Approvals and Notifications.
(a)Approvals and Notifications for SpinCo Assets and Liabilities. To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed in writing between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(b)Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.
(c)Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with SpinCo Group past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed

SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group.
(d)Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.4(d) shall be treated by the Parties for all purposes of this Agreement as if it had occurred immediately prior to the Distribution (or such earlier effective date as provided in any Transfer Document), except as otherwise required by applicable Law or a Final Determination.
(e)Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability.
(f)Approvals and Notifications for Parent Assets and Liabilities. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed in writing between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(g)Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset or assumption by the

Parent Group of any Parent Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.
(h)Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with Parent Group past practice and take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.4(h) shall be treated by the Parties for all purposes of this Agreement as if it had occurred immediately prior to the Distribution (or such earlier effective date as provided in any Transfer Document), except as otherwise required by applicable Law or a Final Determination.
(i)Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable

Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(j)Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.
2.5Novation of Liabilities.
(a)Novation of SpinCo Liabilities.
(i)Each of Parent and SpinCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.
(ii)If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (y) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable

SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.
(b)Novation of Parent Liabilities.
(i)Each of Parent and SpinCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.
(ii)If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (y) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.
2.6Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:
(a)On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability to the extent that such guarantee or obligation relates to SpinCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability, and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability to the extent that such guarantee or obligation relates to Parent Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability.
(b)To the extent required to obtain a release from a guarantee of:
(i)any member of the Parent Group, SpinCo shall execute a guarantee agreement substantially in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which SpinCo would be reasonably unable to comply or (y) which SpinCo would not reasonably be able to avoid breaching; and
(ii)any member of the SpinCo Group, Parent shall execute a guarantee agreement substantially in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Parent would be reasonably unable to comply or (y) which Parent would not reasonably be able to avoid breaching.
(c)If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, respectively, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) each of Parent and SpinCo, on behalf of itself and the other members of its Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable, unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.
2.7Termination of Agreements.
(a)Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time.

No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto (including for the avoidance of doubt, any Shared Contracts); (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); and (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
(c)All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time shall, at the Effective Time or as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated (including by means of cash transfers) as determined by Parent in its sole discretion prior to the Effective Time or as mutually and in good faith determined by Parent and SpinCo after the Effective Time.
2.8Treatment of Shared Contracts.
(a)Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree in writing or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of each Shared Contract, such that each Party or the member of its Group shall, as of the Effective Time, (i) be entitled to the related portion of the rights and benefits inuring to its respective businesses, (ii) assume the related portion of any Liabilities inuring to its respective businesses and (iii) take any actions set forth on Schedule 2.8 with respect to such Shared Contract; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract that is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.
(b)Each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its or their respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).
(c)Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.
2.9Bank Accounts; Cash Balances.
(a)Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or SpinCo Account, respectively, is de-Linked from such Parent Account or SpinCo Account, respectively.
(b)It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the

SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.
(c)It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.
(d)With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(e)As between Parent and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party (or member of its Group) in trust for the use and benefit of the Party (or member of its Group) entitled thereto and, promptly following receipt by such Party (or member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party, the amount of such payment or reimbursement without right of set-off.
(f)It is understood and agreed that, effective as of the Effective Time (and after giving effect to the Cash Transfer), SpinCo and members of the SpinCo Group shall have (following the adjustments (if any) contemplated by this Section 2.9) cash and cash equivalents in an aggregate amount that equals the Target Cash Amount.
(g)Within fifteen (15) days after the Distribution Date, Parent shall deliver to SpinCo a good faith calculation of the aggregate amount of cash and cash equivalents (net of any overdrafts) held by the SpinCo Group as of the Effective Time (the “Final Cash Balance”). Parent’s calculation of the Final Cash Balance shall be final, binding, conclusive and non-appealable on SpinCo for all purposes of this Agreement and, for the avoidance of doubt, shall not be subject to further adjustment as a result of payments required to be made by one party to the other after the Effective Time under this Agreement or under any of the Ancillary Agreements.
(h)If the Final Cash Balance exceeds the Target Cash Amount, then SpinCo shall pay or cause to be paid an amount in cash equal to such difference to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to SpinCo within five (5) Business Days after the date of delivery of the Final Cash Balance by Parent. If the Final Cash Balance is less than the Target Cash Amount, then Parent shall pay or cause to be paid an amount in cash equal to such absolute value of the difference to SpinCo by wire transfer of immediately available funds to an account or accounts designated in writing by SpinCo to Parent within five (5) Business Days after the date of delivery of the Final Cash

Balance by Parent. Any such payment shall be treated by the Parties for all purposes as an adjustment to the Cash Transfer that occurred immediately prior to the Distribution.
2.10Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.
2.11Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM, SPECIAL WARRANTY OR SIMILAR FORM OF DEED OR CONVEYANCE), AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
2.12SpinCo Financing Arrangements; SpinCo Debt Incurrence.
(a)Prior to the Effective Time and pursuant to the Plan of Reorganization, (i) SpinCo and/or other members of the SpinCo Group will enter into one or more financing arrangements and agreements, as set forth on Schedule 2.12 (the “SpinCo Financing Arrangements”), pursuant to which it or they shall borrow prior to the Effective Time a principal amount of not less than $[●] (the “SpinCo Debt”) and (ii) SpinCo and/or other members of the SpinCo Group shall distribute, convey or otherwise transfer in the manner determined by Parent some or all (as determined by Parent in its sole discretion) of the proceeds of the SpinCo Debt to

Parent as partial consideration for the transfer of the SpinCo Assets to SpinCo in the Contribution pursuant to Section 2.1 (such distribution, conveyance or transfer, the “Cash Transfer”). Parent and SpinCo agree to take, and shall cause the respective members of their Group to take, all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from all liabilities and other obligations pursuant to the SpinCo Financing Arrangements as of no later than the Effective Time. The Parties agree that SpinCo or another member of the SpinCo Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the SpinCo Financing Arrangements.
(b)Prior the Effective Time, Parent and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the SpinCo Financing Arrangements.
2.13Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its wholly owned Subsidiary (and not as a reporting company under the Exchange Act). In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), upon twenty (20) Business Days’ advance written request by SpinCo, Parent shall provide SpinCo with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).
ARTICLE III
THE DISTRIBUTION
3.1Sole and Absolute Discretion; Cooperation.
(a)Parent shall, in its sole and absolute discretion, determine the terms of the Distribution and any Subsequent Disposition, as applicable, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and any Subsequent Disposition, as applicable, and the timing and conditions to the consummation of the Distribution and any Subsequent Disposition, as applicable. In addition, Parent may, at any time and from time to time until the consummation of the Distribution and any Subsequent Disposition, as applicable, modify or change the terms of the Distribution and any Subsequent Disposition, as applicable (other than, in the case of a Subsequent Disposition, its being effected as either an exchange of the Retained Stock for Parent debt held by Parent creditors, or as a distribution of the Retained Stock to holders of Parent Shares as dividends or in exchange for outstanding shares of Parent Shares), including by accelerating or delaying the timing of the consummation of all or part of the Distribution and any Subsequent Disposition, as applicable; provided that all Subsequent Dispositions shall be consummated within twelve (12) months of the Distribution. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.
(b)SpinCo shall cooperate with Parent to accomplish the Distribution and any Subsequent Disposition, as applicable, and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution and any Subsequent Disposition, as applicable (including, in connection with the Distribution, in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10). Parent shall select any investment bank or manager in connection with the Distribution and any Subsequent Disposition, as applicable, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution and any Subsequent Disposition, as applicable.
3.2Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(b)SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively.
(c)SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i), with the exception of Bradley S. Jacobs, shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.
(d)NYSE Listing. SpinCo shall prepare and file, and shall use its best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e)Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.
(f)Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement or Notice of Internet Availability of the Information Statement to be mailed to the Record Holders.
(g)The Distribution Agent. Parent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(h)Stock-Based Employee Benefit Plans. Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Shares) and SpinCo (in respect of SpinCo Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.
3.3Conditions to the Distribution.
(a)The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:
(i)The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;
(ii)The Information Statement or Notice of Internet Availability of the Information Statement shall have been mailed to the Record Holders;
(iii)Parent shall have received an opinion from its external tax counsel, satisfactory to the Parent Board in its sole discretion, regarding the qualification of (A) the Contribution and the Distribution and any Clean-Up Spin or Clean-Up Split, taken together, as a transaction described in Sections 355 and 368(a)(1)(D) of the Code and (B) any Debt-for-Equity Exchange as a transaction in which no gain or loss is recognized under Section 361(c) of the Code;
(iv)An independent appraisal firm acceptable to Parent shall have delivered one (1) or more opinions to the Parent Board confirming the solvency and financial viability of Parent immediately prior to the Distribution and of Parent and SpinCo immediately after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;
(v)The Separation, the Distribution, the Contribution and the other transactions contemplated by this Agreement and the Plan of Reorganization shall have been completed in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Effective Time);
(vi)The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;
(vii)Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;
(viii)No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect;
(ix)The SpinCo Shares to be distributed to the Parent stockholders in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;
(x)SpinCo and/or other members of the SpinCo Group, as applicable, shall have consummated the SpinCo Financing Arrangements. SpinCo and/or other members of the SpinCo Group shall have issued and incurred the SpinCo Debt on terms satisfactory to Parent in its sole and absolute discretion. Parent shall have received the proceeds from the Cash Transfer. Parent shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no Liability whatsoever under the SpinCo Financing Arrangements; and
(xi)No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall (or shall cause SpinCo to) promptly issue a press release or file a Current Report on Form 8-K with the SEC describing such waiver.
3.4The Distribution.
(a)Subject to Section 3.3, on or prior to the Effective Time, SpinCo will deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Distribution Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.
(b)Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares equal to the number of Parent Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio.
(c)Record Holders holding a number of Parent Shares on the Record Date that would entitle such holders to receive less than one whole SpinCo Share in the Distribution will receive cash in lieu of such fractional share. For the avoidance of doubt, no fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution. Parent shall cause the Distribution Agent to, as soon as practicable after the date on which “when-issued” trading of the SpinCo Shares begins on the NYSE, (a) determine the number of whole and fractional SpinCo Shares allocable to each Record Holder and (b) aggregate all fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests. Parent shall cause the Distribution Agent to, as soon as practicable after the Effective Time, distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per SpinCo Share after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Distribution Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of Parent or SpinCo. Neither Parent nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.

(d)Any SpinCo Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent on its behalf shall hold such SpinCo Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.
(e)Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
4.1Release of Pre-Distribution Claims.
(a)SpinCo Release of Parent. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, members, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.
(b)Parent Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, members, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.
(c)Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:
(i)any Liability to the extent provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;
(ii)any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;
(iii)any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
(iv)any Liability provided in or resulting from any other contract or agreement that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;
(v)any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or
(vi)any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.
In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if any portion of the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such portion of such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(d)No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
(e)Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.
4.2Indemnification by SpinCo. SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)any SpinCo Liability;
(b)any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise discharge in accordance with their respective terms any SpinCo Liabilities, whether prior to, on or after the Effective Time;

(c)any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;
(d)any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding in respect of a SpinCo Liability, that is provided by any member of the Parent Group and that survives following the Distribution; and
(e)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.
4.3Indemnification by Parent. Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)any Parent Liability;
(b)any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise discharge in accordance with their respective terms any Parent Liabilities, whether prior to, on or after the Effective Time;
(c)any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;
(d)any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding in respect of a Parent Liability, that is provided by any member of the SpinCo Group and that survives following the Distribution; and
(e)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information

Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.
4.4Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof and net of any reimbursements) from any Person that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds recovered (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof and net of any reimbursements) by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then within ten (10) days after receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof and net of any reimbursements) had been received, realized or recovered before the Indemnity Payment was made.
(b)The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or in any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds and Third-Party Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds or Third-Party Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds or Third-Party Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5Procedures for Indemnification of Third-Party Claims.
(a)Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).
(b)Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.
(c)Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable, documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.
(d)Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, as applicable, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable, documented fees and expenses of such counsel for all Indemnitees.
(e)No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, delayed or conditioned), unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.
4.6Additional Matters.
(a)Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days after the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.
(b)Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is materially prejudiced as a result of such failure. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in and subject to the terms of Section 4.5 and this Section 4.6.
(f)Tax Matters Agreement Coordination. The above provisions of this Section 4.6 and the provisions of Section 4.2 through Section 4.10 (other than this Section 4.6(f)) shall not apply to Taxes and Tax matters. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.
4.7Right of Contribution.
(a)Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason (other than pursuant to the terms hereof), or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.
4.8Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, including before any court, arbitrator, mediator or administrative agency anywhere in the world, and further (on behalf of itself, the members of such Party’s Group and any other Person claiming through it) waives and releases any claim or defense against any Person, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; or (c) the provisions of this Article IV or any Ancillary Agreement are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason.
4.9Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
4.10Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.
ARTICLE V
CERTAIN OTHER MATTERS
5.1Insurance Matters.
(a)Subject to the terms and conditions of this Agreement, Parent and SpinCo agree to cooperate in good faith to attempt to implement an orderly transition of applicable insurance coverage from the date hereof through the Effective Time. In no event shall Parent or any other member of the Parent Group or any Parent Indemnitee have any Liability or obligation whatsoever to any member of the SpinCo Group in the event that any Policy or other Policy-related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. In connection with the foregoing, SpinCo will (i) if requested by Parent, execute assumption agreements or similar contracts in connection with any Policy and provide for replacement of accounts or collateral, in each case such that Parent is not required to extend payments on behalf of SpinCo in connection with such Policy and (ii) arrange for direct payment of any amounts owed by a member of the SpinCo Group in connection with insurance or self-insurance-related claims arising from SpinCo or any other members of the SpinCo Group.

(b)From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the SpinCo Group prior to the Effective Time that constitutes a SpinCo Liability, at the request of SpinCo, Parent will use commercially reasonable efforts to pursue claims, at SpinCo’s sole cost and expense (to the extent not otherwise covered by applicable insurance policies then in effect prior to the Effective Time), on behalf of the applicable member of the SpinCo Group (with such member of the SpinCo Group entitled to all Insurance Proceeds resulting from or arising out of any such claims) under Available Parent Policies, but solely to the extent that such Available Parent Policies provided coverage for the applicable member of the SpinCo Group prior to the Effective Time; provided that such obligation of Parent to make claims on behalf of the applicable member of the SpinCo Group under such Available Parent Policies shall be subject to the terms and conditions of such Available Parent Policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:
(i)SpinCo shall provide written notification to Parent of any request for Parent to pursue a claim on behalf of the applicable member of the SpinCo Group pursuant to this Section 5.1(b), and Parent shall use commercially reasonable efforts to pursue such claim, at SpinCo’s sole cost and expense, as promptly as is reasonably practicable;
(ii)SpinCo shall, and shall cause the other members of the SpinCo Group to, cooperate with and assist Parent and the other members of the Parent Group and share such Information as is reasonably necessary in order to permit Parent and the other members of the Parent Group to manage and conduct the insurance matters contemplated by this Section 5.1; and
(iii)SpinCo shall exclusively bear (and neither Parent nor any other member of the Parent Group shall have any obligation to repay or reimburse SpinCo or any other member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims pursued on behalf of SpinCo or any other member of the SpinCo Group under the Parent Policies as provided for in this Section 5.1(b).
In the event an Available Parent Policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Parent’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the SpinCo Group or the Parent Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Parent’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Parent may elect not to reinstate the applicable Available Parent Policy aggregate. In the event that Parent elects not to reinstate the applicable Available Parent Policy aggregate, it shall provide prompt written notice to SpinCo, and SpinCo may direct Parent in writing to, and Parent shall, in such case reinstate the Available Parent Policy aggregate; provided that SpinCo shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.
In the event that any member of the Parent Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under the Policies of SpinCo or any other member of the SpinCo Group, the same process pursuant to this Section 5.1(b) shall apply, substituting “Parent” for “SpinCo” and “SpinCo” for “Parent”, as applicable.
(c)SpinCo and the other members of the SpinCo Group shall indemnify, hold harmless and reimburse Parent and the other members of the Parent Group for any deductibles, self-insured retention, retrospective premium payments, premium adjustments, indemnity payments, settlements, judgments, legal fees, allocated claims expenses, claim handling fees and expenses, administrative costs, and other expenses incurred by Parent or any other member of the Parent Group in connection with any Parent Policy to the extent resulting from the operations or activities of, or the pursuit of any claims on behalf of, SpinCo or any other members of the SpinCo Group, whether such expenses arise from SpinCo or any other members of the SpinCo Group, employees of SpinCo or any other members of the SpinCo Group, or Third Parties.
(d)Except as provided in Section 5.1(b), from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the Parent Policies. From and after the Effective Time, SpinCo shall maintain in effect all insurance programs required to comply with the contractual obligations of SpinCo and the SpinCo Group and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s. In furtherance of the foregoing, beginning on the Distribution Date, SpinCo shall pay for and maintain non-cancelable run-off (tail) insurance policies of not less than the existing coverage amount, for a period of six (6) years after the Distribution Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Distribution Date for all persons who were directors, managers or officers of members of the SpinCo Group on or prior to the Closing Date, which policies shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability insurance coverage and employee practices liability insurance coverage, respectively, maintained by the Parent Group prior to the Effective Time. With respect to other “Claims Made” insurance policies provided by the Parent Group prior to Effective Time, SpinCo may, in its discretion, purchase run-off (tail) insurance policies in order to continue coverage under those policies for wrongful acts allegedly occurring prior to the Effective Time.
(e)In connection with Parent’s pursuit of a claim on behalf of SpinCo or any other member of the SpinCo Group under any Available Parent Policy pursuant to this Section 5.1, Parent shall not be required to take any action that would be reasonably likely to: (i) have an adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Parent or any other member of the Parent Group under the applicable

Available Parent Policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of Parent or any other member of the Parent Group under the applicable Available Parent Policy.
(f)All payments and reimbursements by SpinCo pursuant to this Section 5.1 shall be made within thirty (30) days after SpinCo’s receipt of an invoice therefor from Parent. If Parent incurs costs to enforce SpinCo’s obligations herein, SpinCo agrees to indemnify and hold harmless Parent for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6. Parent shall retain the exclusive right to control the Parent Policies and the insurance programs of Parent or any other member of the Parent Group, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any such Parent Policies and programs and to amend, modify or waive any rights under any such Parent Policies and programs, notwithstanding whether any such Parent Policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buy back or otherwise resolve disputes with insurers of Parent or any other member of the Parent Group with respect to any of the Parent Policies and the insurance programs of Parent or any other member of the Parent Group, or amend, modify or waive any rights under any such Parent Policies and programs. No member of the Parent Group shall have any obligation to secure extended reporting for any claims under any Parent Policy for any acts or omissions of any member of the SpinCo Group incurred prior to the Effective Time.
(g)This Agreement shall not be considered as an attempted assignment of any Policy or other Policy-related contract and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any Policy or other Policy-related contract.
(h)SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the Parent Policies or the insurance practices of Parent or any other member of the Parent Group as in effect at any time, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
5.2Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days after receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus ten percent (10%).
5.3Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

5.4Use of Parent Names.
(a)Except as expressly provided in this Section 5.4, SpinCo agrees that neither SpinCo nor any other member of the SpinCo Group shall use, or have or acquire the right to use or any other rights in, the Parent Names.
(b)As soon as reasonably practicable after the Effective Time, SpinCo shall cause any member of the SpinCo Group having an entity name, corporate name, trade name, d/b/a or similar name that includes the Parent Names (“Corporate Names”) to change its name to a name that does not include any Parent Name, including making any legal filings necessary to effect such change. In any event within sixty (60) days after the Effective Time, SpinCo shall file at the applicable local registry all documentation required to effect a name change.
(c)Except as provided in Section 5.4(b) with respect to the change of Corporate Names, the SpinCo Group may continue temporarily to use the Parent Names following the Effective Time, to the extent and in substantially the same manner as used immediately prior to Effective Time, so long as SpinCo shall, and shall cause the other members of the SpinCo Group to, (i) immediately after the Effective Time, cease to hold itself out as having any affiliation with the Parent Group and (ii) use reasonable best efforts to minimize and eliminate use of the Parent Names by the SpinCo Group as soon as practicable; provided, that as soon as practicable after the Effective Time (and in any event within six (6) months thereafter), SpinCo shall, and shall cause the other members of the SpinCo Group to, (i) cease and discontinue use of all Parent Names and (ii) complete the removal of the Parent Names from all products, services, platforms, websites, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets.
(d)Any use of the Parent Names authorized in this Section 5.4 shall be subject to (x) compliance with the Parent Group’s reasonable quality control requirements and guidelines in effect for the Parent Names and (y) to the extent practicable, the placement of a reasonably appropriate disclaimer on any materials bearing the Parent Names (including stationery, business cards, signage, advertising materials, inventory, packaging, product, service and training literature, and other similar materials) identifying in a readily observable manner that the members of the SpinCo Group are no longer Affiliates of the Parent Group. Any and all goodwill arising from the use of the Parent Names as described in this Section 5.4 shall inure to the sole and exclusive benefit of the Parent Group.
(e)Notwithstanding the foregoing, nothing in this Section 5.4 shall preclude either Group from making any reference to the Marks of the other Group in internal historical, tax, employment or similar records or for purposes of disclosures as are reasonably necessary and appropriate to describe the historical relationship of the Parties. Further, nothing in this Section 5.4 shall require the SpinCo Group to cease any use of the Parent Names embedded in the source code of any Software included in the SpinCo Technology where such Parent Name is not visible to a user of such Software.

5.5Non-Competition.
(a)Non-Competition. Each Party covenants and agrees that, from the Effective Time until the second (2nd) anniversary of the Distribution Date (the “Non-Compete Period”), neither Party will, and will cause each other member of its respective Group not to, directly or indirectly, own, invest in, operate, manage, control, participate or engage in any Prohibited Business (as applicable) without the prior written consent of the other Party; provided, that nothing in this Section 5.5(a) will prohibit (i) the ownership by Parent or SpinCo, as the case may be, or any member of its respective Group, of debt, equity or any other class of securities of any Person that owns, invests in, operates, manages, controls, participates or engages directly or indirectly in a Prohibited Business (as applicable), provided ownership of such securities (either directly, indirectly or upon conversion) is less than 5% of such class of securities of such Person or (ii) exercising its rights or performing or complying with its obligations under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that a merger, acquisition, consolidation or other business combination with or from an affiliated Person that directly or indirectly owns, invests in, operates, manages, controls, participates or engages in a Prohibited Business (so long as such Prohibited Business represents less than 40% of such Person’s consolidated assets or revenue) results in Parent or SpinCo, as the case may be, directly or indirectly owning, investing in, operating, managing, controlling, participating or engaging in a Prohibited Business in breach of this Section 5.5(a) at the time of such transaction, such transaction (and resulting operations of such business) shall not be deemed a breach of this Section 5.5(a) if the consolidated assets or revenue earnings attributable to the Prohibited Business represent no greater than twenty percent (20%) of the resulting Person’s consolidated assets or revenue.
(b)Remedies; Enforcement. Each Party acknowledges and agrees that (i) injury to the other Party from any breach of the obligations of such party set forth in this Section 5.5 would be irreparable and impossible to measure and (ii) the remedies at law for any breach or threatened breach of this Section 5.5, including monetary damages, would therefore be inadequate compensation for any loss and the other Party shall have the right to specific performance and injunctive or other equitable relief in accordance with Section 10.13, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 5.5 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 5.5 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.5 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
6.1Agreement for Exchange of Information.
(a)Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group that the requesting Party or its Group requests and, with respect to clause (iii), access to the facilities, systems, infrastructure and personnel of such Party or its Group, in each case to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party, (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement, (iii) such information is required by the requesting Party to comply with any laws or regulations or stock exchange rules or obligations imposed by any Governmental Authority, including, without limitation, the obligation to verify the accuracy of internal controls over information technology reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002 or (iv) such information is required in connection with Parent’s consideration of the timing in which it will effect the Subsequent Disposition; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations only to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of any Party under Section 6.4. Each Party shall cause its and its Subsidiaries’ employees to, and shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of any Party or its Subsidiaries, or when given access to any facilities, systems, infrastructure or personnel of the other Party or any members of its Group, conform to the policies and procedures of such Party and its Group concerning health, safety, conduct and security that are made known or provided to the accessing Party from time to time.
(b)Without limiting the generality of the foregoing, until the end of Parent’s fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.
(c)Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Parent shall transfer to SpinCo any employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to SpinCo Group Employees and Former SpinCo Group Employees and other records reasonably required by SpinCo to enable SpinCo to properly carry out its obligations under this Agreement and the Employee Matters Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party shall permit the other Party reasonable access to its employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.
6.2Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.
6.3Compensation for Providing Information. The Party requesting information after the Effective Time agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
6.4Record Retention.
(a)To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time, including all employee-related information, in accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time (provided, in the case of SpinCo, that Parent notifies SpinCo of any such change). Notwithstanding the foregoing, [Section 9.01] of the Tax Matters Agreement will govern the retention of Tax-related records.
(b)Each Party shall preserve and keep all documents subject to a litigation hold as of the date of this Agreement until such Party has been notified that such litigation hold is no longer applicable.
6.5Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.
6.6Other Agreements Providing for Exchange of Information.
(a)The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.
(b)Any Party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
6.7Production of Witnesses; Records; Cooperation.
(a)After the Effective Time, except in the case of a Dispute between Parent and SpinCo, or any members of their respective Groups (an “Adversarial Action”), each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall use their commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, compromise or settlement, as the case may be, and shall otherwise cooperate in such defense, compromise or settlement, as the case may be.
(c)Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, other than Adversarial Actions.
(d)Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.
(e)The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (other than in connection with an Adversarial Action).
(f)Without limiting any provision of this Section 6.7 and except with respect to an Adversarial Action, each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement or the Employee Matters Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement or the Employee Matters Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.
6.8Privileged Matters.
(a)The Parties recognize, solely for the purposes of asserting all privileges and protections that may be asserted under applicable Law, that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo

Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered, unless agreed otherwise, solely for the benefit of the Parent Group or the SpinCo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform or receive such services.
(b)The Parties agree as follows:
(i)Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group.
(ii)SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group.
(c)Subject to the remaining provisions of this Section 6.8, the Parties agree that Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities not allocated pursuant to Section 6.8(b) or Section 6.10 and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement.
(d)If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose, except in good faith to protect its own legitimate interests.
(e)In the event of any Dispute between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in information relating to the Dispute in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that (a) the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party, and (b) for the avoidance of doubt, the Parties will maintain the confidentiality of the information subject to the shared privilege from third parties in accordance with Section 6.9.
(f)Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees has received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall (unless prohibited by Law) promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.
(g)Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement between Parent and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(h)In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9Confidentiality.
(a)Confidentiality. From and after the Effective Time until the five (5)-year anniversary of the Effective Time, each of Parent and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information to the extent concerning the Parent Business or the Parent Group (in the case of SpinCo) or the SpinCo Business or the SpinCo Group (in the case of Parent) (such Group’s “Confidential Information”) that is either in its possession (including such Confidential Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Confidential Information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information, or (iii) independently developed or generated without reference to or use of any Confidential Information of the other Party or any member of such Party’s Group. If any Confidential Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used only as required to perform such services.
(b)No Release. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except (1) to its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information), (2) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; (3) if such Party or its respective Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Authority that is advisable to do so, (4) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (5) as necessary in order to permit a Party to prepare and disclose its financial statements, tax returns or other required disclosures, (6) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or any Ancillary Agreement and (7) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements; provided, however, that, with respect to clause (1) hereof: (A) such Representatives shall keep such Confidential Information confidential and will not disclose such Confidential Information to any other Person and (B) each Party agrees that it is responsible to the other Party for any action or failure to act that would constitute a breach or violation of Section 6.9(a) by any such Representative; with respect to clause (2) hereof, the Party whose Confidential Information is being disclosed or released to such rating organization is promptly notified thereof; and, with respect to clauses (3) and (4) hereof, that the Person required to disclose such Confidential Information shall provide the applicable Person to which such Confidential Information relates prompt and, to the extent reasonably practicable and legally permissible, prior notice of such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any appropriate protective arrangements requested by such Person. In the event that such other Person fails to receive such appropriate protective arrangements in a timely manner, the Person that is required to disclose such Confidential Information of the other Group may thereafter disclose, or cause to be disclosed, only that portion of Confidential Information that is legally required to be disclosed, and the disclosing Person shall (x) provide the other Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Confidential Information was disclosed, in each case, to the extent legally permitted, and (y) use reasonable best efforts to ensure that confidential treatment is accorded to such Confidential Information.
(c)Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may have or have access to confidential or proprietary information personal information relating to Third Parties that was received by the other Party or members of the other Party’s Group that may subject to confidentiality or non-disclosure agreements,, privacy policies, and privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group to hold, protect and use, such information in accordance with the terms of such confidentiality or non-disclosure agreements, privacy policies, and applicable privacy, data protection and other applicable Laws. With respect to confidentiality or non-disclosure agreements and privacy policies, these obligations shall only apply if and to the extent the Party that originally received the information provides the applicable agreement or privacy policy to the other Party and identifies the information subject to the agreement or policy with sufficient specificity to enable the other Party to comply with the agreement or policy.
6.10Conflicts Waiver. Each of the Parties acknowledges, on behalf of itself and each other member of its Group, notwithstanding anything to the contrary contained herein or imposed by operation of law, that Parent has retained Paul, Weiss, Rifkind, Wharton & Garrison LLP, Wachtell, Lipton, Rosen & Katz and their affiliated businesses (collectively, the “Known Counsel”) to act as its counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. SpinCo hereby agrees on behalf of itself and each member of its Group that, notwithstanding anything to contrary contained herein or imposed by operation of law, in the event that a dispute (whether or not related to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby) arises between or among (x) any member of the SpinCo Group, any SpinCo Indemnitee or any of their respective Affiliates, on the one hand, and (y) any member of the Parent Group, any Parent Indemnitee or any of their respective Affiliates, on the other hand, any

Known Counsel may represent any member of the Parent Group, any Parent Indemnitee or any of their respective Affiliates in such dispute even though the interests of such Person may be directly adverse to, or conflict with the legal or economic interests of, any Person described in clause (x), and even though such Known Counsel may have represented or provided advice to a Person described in clause (x) in a matter substantially related to such dispute, or may be handling ongoing matters for a Person described in clause (x), and even though such Known Counsel may have or previously have had confidential or privileged information of a Person described in clause (x) that may be related to such dispute, and SpinCo hereby waives, on behalf of itself and each other Person described in clause (x), as applicable, any conflict of interest or claim to confidentiality in connection with such representation by such Known Counsel, and SpinCo hereby agrees, on behalf of itself and each other Person described in clause (x), as applicable, not to seek to disqualify such Known Counsel in connection with such representation. SpinCo, on behalf of itself and each other member of its Group, irrevocably authorizes any Known Counsel to disclose or provide any of its confidential or privileged information existing as of the date hereof to Parent or any other member of the Parent Group, and to otherwise use or disclose that information in accordance with Parent’s direction. Each of SpinCo and Parent, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 6.10. Each of SpinCo and Parent, on behalf of itself and each other member of its Group, further agrees that each Known Counsel and its respective partners and employees are third-party beneficiaries of this Section 6.10, and may seek to enforce, without limitation, this Section 6.10.
ARTICLE VII
DISPUTE RESOLUTION
7.1Good Faith Officer Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days after the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within fifteen (15) days after receipt of the Officer Negotiation Request, and such fifteen (15)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 7.2.
7.2CEO Negotiation. If any Dispute is not resolved pursuant to Section 7.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive

Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within fifteen (15) days after receipt of a CEO Negotiation Request, and such fifteen (15)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 7.3.
7.3Arbitration.
(a)In the event that a Dispute has not been resolved within fifteen (15) days after the receipt of a CEO Negotiation Request in accordance with Section 7.2, or within such longer period as the Parties may agree in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by binding arbitration. The JAMS Comprehensive Arbitration Rules and Procedures with Expedited Procedures (“JAMS Expedited Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the Parties. The arbitration shall be held in (i) New York City, New York or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000, or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10,000,000 or more. The arbitrators shall be empowered to fully and finally determine the arbitrability of any claim (including whether a Dispute is within the scope of the Parties’ agreement to arbitrate).
(b)The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second (2nd) of the two (2) arbitrators was named, name a third (3rd), independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Expedited Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third (3rd), then the third (3rd) independent arbitrator will be appointed pursuant to the JAMS Expedited Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days from the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Expedited Rules.
(c)The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, enhanced, treble, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of preliminary relief by an emergency arbitrator pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the interim relief as necessary to accord with that decision. The award of the arbitrator(s) shall be final and binding on the Parties, and may be entered or enforced in any court of competent jurisdiction, including, without limitation any state or federal court within the state of Delaware (which the parties hereby agree have jurisdiction over them to enforce any such award). The initiation of an Officer Negotiation Request, CEO Negotiation Request, or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings (not to exceed thirty (30) days, unless the Parties agree otherwise). Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
(d)The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the arbitrator(s) and JAMS, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Article VII (including any proceedings to enforce a final award), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the arbitrator(s)) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.
7.4Emergency Relief. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage, and in such event, that Party shall apply to JAMS for the appointment of a single emergency arbitrator to consider any request for, and if appropriate grant, such provisional or injunctive relief, and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1 and Section 7.2 if such Party has submitted an Officer Negotiation Request and/or a CEO Negotiation Request and the other Party has failed to comply with Section 7.1 and/or Section 7.2 in good faith with respect to such negotiation.
7.5Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

7.6Dispute Resolution Coordination. Except to the extent otherwise provided in [Section 14] of the Tax Matters Agreement, the provisions of this Article VII (other than this Section 7.6) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters (it being understood and agreed that the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters shall be governed by the Tax Matters Agreement).
ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
8.1Further Assurances.
(a)In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement and of the Ancillary Agreements, each of the Parties shall use reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby.
(c)On or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)Effective at the Effective Time, Parent and SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clauses (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.
ARTICLE IX
TERMINATION
9.1Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated, except by an agreement in writing signed by a duly authorized officer of each of the Parties.
9.2Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.
ARTICLE X
MISCELLANEOUS
10.1Counterparts; Entire Agreement; Corporate Power.
(a)This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.

(c)Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:
(i)each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(d)Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
10.2Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
10.3Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements at the same time) in connection with a change of control or a sale of all or substantially all of a Party (or its assets) so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.
10.4Third Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
10.5Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

XPO Logistics, Inc.
Five American Lane
Greenwich, Connecticut 06831
Attention: Chief Financial Officer, Ravi Tulsyan
E-mail: [●]

with a copy (which shall not constitute notice), to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Scott A. Barshay
Steven J. Williams
E-mail:	sbarshay@paulweiss.com
swilliams@paulweiss.com

If to SpinCo (prior to the Effective Time), to:

RXO, Inc.
[__]
[__]
[__]
Attention:
E-mail:	[__]

with a copy (which shall not constitute notice), to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Scott A. Barshay
Steven J. Williams
E-mail:	sbarshay@paulweiss.com
swilliams@paulweiss.com

If to SpinCo (from and after the Effective Time), to:

RXO, Inc.
[__]
[__]
[__]
Attention:	[__]
E-mail:	[__]

with a copy (which shall not constitute notice), to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Scott A. Barshay
Steven J. Williams
E-mail:	sbarshay@paulweiss.com
swilliams@paulweiss.com
A Party may, by notice to the other Party, change the address to which such notices are to be given or made.
10.6Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
10.7Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.
10.8No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.
10.9Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the Separation, the Form 10, the Plan of Reorganization and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.
10.10Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.
10.11Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.
10.12Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
10.13Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative (and, for the avoidance of doubt, shall be pursued in accordance with Article VII). The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
10.14Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
10.15Interpretation. In this Agreement and in any Ancillary Agreement: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement), unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (i) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●], 2022.

10.16Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).
10.17Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
10.18Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
10.19Ancillary Agreements.
(a)In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement or the Intellectual Property License Agreement (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement, shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency.
(b)In the event of any conflict or inconsistency between the terms of this Agreement or any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement or such Specified Ancillary Agreement shall control.
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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

XPO LOGISTICS, INC.

By:
	Name:	Ravi Tulsyan
	Title:	Chief Financial Officer

RXO, INC.

By:
Name:
Title: